Exhibit 10.1

FORM OF EMPLOYMENT PROTECTION AGREEMENT

(Penn Security Bank and Trust Company Letterhead)

____________, 2008

(name and address]

Dear [                      ]:

On behalf of Penn Security Bank and Trust Company (the “Company”), this letter memorializes our agreement to provide you with certain salary continuation benefits if your service to the Company ceases under specified circumstances.  Your employment is “at will” employment, terminable by either you or the Company at any time, upon not less than 60 days written notice; provided that the Company may terminate your employment without notice at any time, if the termination is for Cause.

1.           Definitions.  As used herein, the following terms have the following meanings:

“Cause” means the occurrence of any of the following, as determined in good faith by the Board of Directors of the Company: (i) any physical or mental condition reasonably expected to or which does prevent you from performing any essential element of your job for more than 90 days; (ii) alcohol abuse or use of controlled drugs by you (other than in accordance with a physician’s prescription); (iii) illegal conduct or gross misconduct by you which is materially and demonstrably injurious to the Company, its affiliates or subsidiaries including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of your employment; (iv) conviction of a misdemeanor involving moral turpitude or a felony; (v) the entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (vi) material breach of any agreement with, or duty owed to, the Company, or (vii) your failure, refusal or inability to perform, in any material respect, your duties to the Company, which failure continues for more than thirty (30) days after written notice thereof from the Company.

“Good Reason” means a material reduction by the Company in your annual salary, provided that if the salaries of substantially all of the Company’s senior executive officers (including the Company’s President and CEO) are contemporaneously and proportionately reduced, a reduction in your salary will not constitute “Good Reason” hereunder.  The foregoing will constitute Good Reason, however, only if you provide the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and you resign your employment within 30 days following the expiration of that cure period.

2.           Salary and Benefits Continuation.  In recognition of your continued employment, if your service to the Company ceases at any time hereafter due to a termination by the Company without Cause or due to a resignation by you for Good Reason, you will be entitled to: (i) separation payments in the form of salary continuation (less applicable withholding) for a period ending on the date that is twelve months after the last day of your employment with the Company, and (ii) if you elect to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the twelve (12) month period immediately following the last day of your employment with the Company, waiver of the applicable premium otherwise payable for COBRA continuation coverage for you to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.  The separation payments described above will be paid at the base salary rate in effect as of the date of your separation from the Company and will be payable in accordance with the Company’s normal payroll practices.

3.           Treasury Regulation; Release of Claims.

a.           If the cessation giving rise to the payments described in Section 2 is not a “Separation from Service” within the meaning of Treas. Reg. § l.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until you experience a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to you upon or following your Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ l.409A-1(b) (4) or (9) (or any successor provisions) to amounts payable hereunder.  For purposes of the application of Treas. Reg. § l.409A-1(b)(4), each payment described in Section 2(a) will constitute a separate payment.

b.           Moreover, notwithstanding any other provision of this letter, no payment or obligation will be owed by the Company hereunder, unless: (i) you execute and deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company within 30 days (or 45 days, if required to comply with the Age Discrimination in Employment Act of 1967, as amended) following your cessation of employment, and (ii) that release becomes irrevocable.

4.           No Liability of Officers and Directors.  You acknowledge that any compensation payable to you in respect of your service to the Company (including any amount payable pursuant to this letter) is solely an obligation of the Company and not its officers or directors, even in the event of the Company’s insolvency.  Accordingly, intending to be legally bound, you hereby waive and release all claims for payment of compensation from officers or directors of the Company.

5.           Miscellaneous Provisions.  The salary continuation benefits described in this letter will be paid in lieu of, and not in addition to, benefits payable pursuant to any other salary continuation, severance, termination or similar arrangement maintained by the Company or its affiliates.  For avoidance of doubt, a cessation of your service as a result of your death or a mental or physical condition entitling you to benefits under the Social Security Act or under any disability plan or arrangement maintained or funded by the Company will not constitute a termination without Cause.  This letter represents our entire agreement regarding your salary continuation benefits and merges and supersedes all prior or contemporaneous discussions, agreements and understandings between us relating to that topic.  This letter may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company.  This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts or choice of laws.

To acknowledge your agreement to all of the foregoing, please execute this letter in the space provided below and return the executed copy to me.

Sincerely,

Penn Security Bank and Trust Company

By:

Acknowledged and agreed on

_______________, 2009:

____________________________